Exhibit 99.1

Execution Copy
STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (the “Agreement”) is entered into as of April 19, 2010, by and among Everest Special Situations Fund L.P., a Delaware limited partnership (the “Everest Fund”), Maoz Everest Fund Management Ltd., an Israeli corporation (the “General Partner”), Elchanan Maoz, individually (“Mr. Maoz”), and Simon Worldwide, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Everest Fund is the beneficial owner of 3,589,201 shares of common stock, $0.01 par value per share, of the Company (the “Repurchased Shares”);

WHEREAS, the Everest Fund desires to sell the Repurchased Shares to the Company, and the Company desires to purchase the Repurchased Shares from the Everest Fund;

NOW THEREFORE, therefore, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1.    Purchase and Sale.  At the Closing (as defined below), the Company shall purchase from the Everest Fund, and the Everest Fund shall sell to the Company, all right, title and interest in and to the Repurchased Shares, free and clear of any lien, pledge, charge, security interest, restriction or encumbrance of any kind (collectively, a “Lien”).

2.    Purchase Price and Payment.  At the Closing, the Company shall pay to the Everest Fund, as full consideration for the Repurchased Shares, an amount of One Million Two Hundred Fifty-Six Thousand Two Hundred Twenty and 35/100 Dollars ($1,256,220.35) (the “Aggregate Purchase Price”), such amount being $0.35 multiplied by the number of Repurchased Shares, to be paid by check of the Company or wire transfer of immediately available funds to an account designated in writing by the Everest Fund to the Company prior to the Closing.

3.    The Closing.  The closing (the “Closing”) for the consummation of the purchase and sale of the Repurchased Shares contemplated by this Agreement shall take place at the offices of the Company on the date hereof.  At the Closing and upon receipt of the Aggregate Purchase Price, the Everest Fund shall deliver to the Company the following:

(a)    An irrevocable letter of direction directing the Company’s transfer agent to transfer the Repurchased Shares to the Company.

(b)    An executed copy of the general release, a copy of which is attached hereto as Exhibit A (the “Release”).

4.    Everest Representations.  Each of the Everest Fund, the General Partner and Mr. Maoz, on a joint and not several basis, hereby represents and warrants to the Company that each of the following statements is true and correct as of the Closing:

(a)    Shares.  The Everest Fund is the lawful record and beneficial owner of the Repurchased Shares and has not made any assignment or transfer, has not permitted any Lien, and has not granted any purchase option or other contingent right of acquisition, with respect to all or any part of the Repurchased Shares.  The sale of such Repurchased Shares to the Company pursuant to this Agreement will transfer to the Company legal and valid record and beneficial ownership thereof, free and clear of all Liens.  Other than the Repurchased Shares, neither the Everest Fund, the General Partner, Mr. Maoz, nor any entity affiliated with any of the foregoing has any beneficial interest in or right to acquire any shares of the capital stock of the Company.

(b)    Authority; Validity and Enforceability.  Each of the Everest Fund, the General Partner and Mr. Maoz has full power and authority and has taken all action required on its part necessary to permit it to execute and deliver this Agreement and the Release, and to perform its obligations contemplated hereby and thereby.

(c)    Information.  Each of the Everest Fund, the General Partner and Mr. Maoz has had such opportunity as it has deemed adequate to obtain from management of the Company such information about the business, operations, financial condition and prospects of the Company as is necessary for it to evaluate the merits and risks of the Company.  Each of the Everest Fund, the General Partner and Mr. Maoz acknowledges that such information is satisfactory and complete, and further acknowledges that, except as expressly set forth herein, no representations or warranties of any kind or character have been made to it by the Company, or by any of the Company’s officers, directors, employees, agents, representatives or attorneys, to induce the execution of this Agreement and/or the Release.

(d)    Accredited Investor.  The Everest Fund is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

5.    Company Representations.  The Company hereby represents and warrants that each of the following statements is true and correct as of the Closing:

(a)    Organization; Existence and Good Standing.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b)    Authority; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the purchase and sale of the Repurchased Shares and the other transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it.  The execution, delivery and performance of this Agreement by the Company and the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action by the Company.  This Agreement has been duly executed and delivered by the Company.  This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application).

(c)     No Violations.  The execution and delivery of this Agreement by the Company does not and will not, and the performance and compliance with the terms and conditions hereof and thereof by the Company and the consummation of the transactions contemplated hereby and thereby by the Company does not and will not require consent, advance notice, any material filing, authorization or approval under, violate, breach or conflict with any provision of, cause a default under, result in acceleration of, create in any party the right to accelerate, terminate or modify in any manner, or give rise to any new or additional obligations under any certificate of incorporation, articles of incorporation or association, by-laws, limited liability company agreement, or limited partnership agreement or other agreement that establish the legal personality of a person or affect the rights of any equity holders therein of the Company, or any material agreement or instrument to which the Company is a party that would prevent the consummation of the transactions contemplated by this Agreement.

6.    Everest Covenants.

(a)    Further Assurances.  From and after the date hereof, and when requested by the Company, each of the Everest Fund, the General Partner and Mr. Maoz will, without further consideration, execute and deliver all such instruments of conveyance and transfer and will take such further actions as the Company may reasonably deem necessary or desirable in order to transfer the Repurchased Shares to the Company and to carry out fully the provisions and purposes of this Agreement.

(b)    Standstill.  The Everest Fund, the General Partner and Mr. Maoz agree that, for a period of two years from the date of this Agreement, neither they nor any of their direct or indirect subsidiaries or affiliates shall, without the prior written consent of the Company: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of the Company or any subsidiary thereof, or of any successor to or person in control of the Company, or any assets of the Company or any subsidiary or division thereof or of any such successor or controlling person; (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or its securities or assets; or (iv) form, join or in any way participate in a “group” (as such term is defined in Section 13 (d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing.

7.    Entire Agreement.  This Agreement and the Release are the entire agreement between the Company and the Everest Fund, the General Partner and Mr. Maoz relating to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter.  This Agreement may be modified only by a written agreement signed by each of the parties hereto.

8.    Survival.  All covenants, representations and warranties made by the parties herein, or in any instrument or other writing provided for herein, shall survive the execution of this Agreement, the Closing and the delivery of the Repurchased Shares to the Company.

9.    Acknowledgement.  Each of the Everest Fund, the General Partner and Mr. Maoz has been advised to consult with an attorney before signing this Agreement and the Release.  Each of the Everest Fund, the General Partner and Mr. Maoz acknowledges that it has carefully read and fully understands all the provisions of this Agreement and the Release, and that he or it is signing each voluntarily.

10.          Interpretation.  The language of all parts of this Agreement and the Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties to this Agreement.  The terms of this Agreement and the Release are severable, and if for any reason any part of this Agreement shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.

11.          Miscellaneous.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  If any party waives any breach of any provision of this Agreement, such party shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.  This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to its choice-of-law provisions.  This Agreement may be executed in any number of counterparts, including facsimile counterpart signature pages, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

12.          Remedies.  Each of the parties to this Agreement acknowledges that the remedies at law of the parties for a breach or threatened breach of this Agreement would be inadequate and, in recognition of this fact, any party, without posting any bond, and in addition to all other remedies that may be available, will be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy that may then be available.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the date first above written.

SIMON WORLDWIDE, INC.

By:
Name:
Title:

EVEREST SPECIAL SITUATIONS FUND L.P.

By:Maoz Everest Fund Management Ltd.
General Partner

By:
Name:
Title:

MAOZ EVEREST FUND MANAGEMENT LTD.

By:
Name:
Title:

Elchanan Maoz, Individually

[Signature Page to Repurchase Agreement]

Schedule A
RELEASE AGREEMENT

Release Agreement, dated as of April 19, 2010, by and between Everest Special Situations Fund L.P., Maoz Everest Fund Management Ltd., Elchanan Maoz (collectively, the “Everest Parties”) and Simon Worldwide, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Everest Parties and the Company have entered into a Stock Repurchase Agreement, dated as of the date hereof (the “Repurchase Agreement”), pursuant to which the Company shall repurchase the 3,589,201 shares of common stock, $0.01 par value per share, of the Company owned by Everest Special Situations Fund L.P. (the “Repurchased Shares”);

WHEREAS, the execution and delivery of this Release Agreement is required as a condition to the consummation of the transactions contemplated by the Repurchase Agreement, the consummation of which shall provide valuable benefits to each of the Everest Parties;

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, Everest agrees as follows:

1.           Release.  In consideration of the foregoing, each of the Everest Parties, together with his or its successors and assigns and their respective officers, directors, stockholders, members, partners, corporate affiliates, subsidiaries, parent companies, agents, employees and heirs (hereinafter “Everest”), hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its successors and assigns and their respective officers, directors, stockholders, corporate affiliates, subsidiaries, predecessor companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Simon”) from any and all claims, charges, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities and expenses (including reasonable attorneys’ fees and costs) of every kind and nature which Everest had or now has against Simon.

2.           Miscellaneous.  Each of the Everest Parties has been advised to consult with an attorney before signing this Release Agreement.  Each of the Everest Parties acknowledges that he or it has carefully read and fully understands all the provisions of this Release Agreement, and that each of them is signing this Release Agreement voluntarily.  The language of all parts of this Release Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.  The terms of this Release Agreement are severable, and if for any reason any part of this Release Agreement shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full.  This Release Agreement shall be binding upon and inure to the benefit of each of the parties hereto, and their successors and assigns.  This Agreement shall take effect as an instrument under seal and shall be governed and construed in accordance with the internal laws of the State of Delaware, without regard to its choice-of-law provisions.  This Agreement may be executed in any number of counterparts, including facsimile counterpart signature pages, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as a sealed instrument as of the date first above written.

EVEREST SPECIAL SITUATIONS FUND L.P.

By:	Maoz Everest Fund Management Ltd.
General Partner

By:
Name:
Title:

MAOZ EVEREST FUND MANAGEMENT LTD.

By:
Name:
Title:

Elchanan Maoz, Individually